EXHIBIT 10.54.1

AMENDMENT TO PURCHASE AND SALE AGREEMENT FOR COMMERCIAL
REAL ESTATE - 6000 N. FOREST PARK DRIVE, PEORIA, IL.

THIS Amendment to Purchase and Sale Agreement for Commercial Real Estate is made and entered into this 29th day of November, 2010, by and between WebMediaBrands, f/k/a Jupitermedia Corporation, as Seller and Samaritan Ministries International, an Illinois not-for-profit corporation, as Purchaser.

Whereas, the parties on October, 11, 2010 entered into a Purchase and Sale Agreement ("Agreement") for Commercial Real Estate, namely, 6000 N. Forest Park Drive, Peoria, IL,

Whereas the parties previously amended Par. 3.4 of the Agyeement to extend the date for the Purchaser's Board of Directors to approve the Agreement to November 29, 2010, and

Whereas the parties have agreed to further amend the Agreement, as approved by Purchaser's Board of Directors, the Agreement is hereby amended as follows:

Capitalized terms used herein shall have the meaning set forth in the Agreement unless otherwise provided herein.

The parties acknowledge that the conditions set forth in sections 2.2, 2.4, 3.1, 3.4 and 3.5 of the Agreement have been satisfied.

ARTICLE I

Par. 1.1 is deleted and the following substituted:

1.1 Purchase Price

The purchase price ("Purchase Price") for the Premises shall be one million, six hundred and twenty-five thousand Dollars ($1,625,000), to be adjusted as set forth herein.

Par. 1.5 is deleted.

ARTICLE IV

Par 4.1 (iii) is amended to read as follows:

There is no oral or written lease, agreement or contract in any way affecting or related to the Premises excepting the agreement with the Pleasure Driveway and Park District of Peoria, Illinois dated August 7th, 1995.

Par. 4.3 is deleted and the following substituted:

4.3 Survival of Representations, Covenants and Warranties. Representations, covenants and warranties set forth in this Article IV shall be continuing and shall survive the Closing for a period of two (2) years, and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto, Seller's and Purchaser's obligation to provide indemnity under this Agreement for breach of sections 4.1 and 4.5 respectively, shall be limited to fifty percent (50%) of the amount of the Purchase Price.

ARTICLES VII & VIII

Articles VII and VIII are deleted and the following substituted:

7.1 Date of Closing. The Closing shall occur at the office of the Purchaser's attorney or as the parties otherwise agree, on December 3, 2010 or as soon thereafter as the parties agree and can meet their obligations under this Article VII, at a time selected by parties. Seller shall provide Purchaser with all documents required under this Agreement to be executed or submitted at Closing for review at least three (3) business days prior to the scheduled Closing Date.

7.2 Seller's Obligations. At Closing, Seller shall deliver the following:

(i)           Evidence satisfactory to Purchaser that the Title Company, within two (2) days of Closing will issue an Owner's Policy of Title Insurance with all standard exceptions deleted and all affirmative coverages required by Purchaser in the amount of the Purchase Price, insuring good and marketable fee simple absolute title to the Premises in Purchaser, and insuring all rights, easements and privileges appurtenant to the Premises free and clear of all liens, encumbrances, restrictions, easements, reservations and other matters, except for the Permitted Exceptions.

(ii)           A special warranty deed ("deed"), in form and substance acceptable to Purchaser, fully executed and acknowledged by Seller, and in proper form for recording and conveying the Premises to Purchaser in fee simple absolute, free and clear of all easements, restrictions, conditions reservations, liens or other encumbrances other than the Permitted Exceptions.

(iii)         A "Non-Foreign Affidavit," in the same form as that attached hereto as Exhibit "C", certifying that Seller is not a "foreign person" as such term is defined in the applicable statutes.

(iv)          Seller's Certificate, executed and acknowledged in recordable form, confirming the truth and accuracy of the representations, warranties, and covenants of Seller contained in Section 2.1 and Article IV hereof as well as otheragreements set forth herein as of the Closing Date, in the same form as that attached hereto as Exhibit "E".

(v)           Complete and exclusive possession of the Premises to Purchaser.

(vi)          Such affidavits as are required by the Title Company to satisfy all affirmative coverages deemed necessary by Purchaser and for the elimination of any standard or printed exceptions in Purchaser's Owner's Policy of Title Insurance, including, without limitation, the exception for unified mechanic's liens, parties in possession and unrecorded easements.

(vii)        If the Seller is a corporation, a corporate resolution attested by the Secretary authorizing the sale of the Premises and who may sign on behalf of the Seller.

(viii)       A Bill of Sale for all of the items listed in Exhibit B and all other personal property of Seller on the Premises at the time of Closing.

(ix)         An assignment for all transferable warranties and service agreements related to the Premises and the personal property listed in Exhibit B.

(x)           State of Illinois PTAX form, and City of Peoria Transfer Tax form and Zoning Certificate.

(xi)        Such other documents as may be necessary or desirable to consummate the purchase and sale contemplated in this Agreement.

7.3 Purchaser's Obligations. Provided that all conditions precedent to Closing set forth herein have been satisfied, and further provided that Seller has delivered all items required by it to be delivered, and the Title Company has committed to deliver the title policy in accordance with Section 7.2(i) hereof, then Purchaser shall deliver to the Seller, at closing:

(i)	The Purchase Price adjusted in accordance with the terms of this Agreement.
(ii)	A receipt and any other appropriate documentation of Seller's gift toPurchaser of the difference between the Purchase Price and the value for charitable deduction purposes.

7.4 Closing Costs, Adjustment and Pro-rations. Ad valorem taxes and general assessments relating to the Premises for the year of Closing shall be prorated between Seller and Purchaser as of the Closing Date, based upon the best available estimates of the amount of same which will be due and payable on the Premises for the year of Closing. All pro-rations shall be final at and after the Closing except Seller shall be entitled to a refund of its pro-rata share of any decrease in the 2010 real estate taxes below the estimate at the time the taxes are assessed. All transfer taxes, title insurance premiums, title examination charges and related attorneys' fees, if any, escrow charges, recording costs other than for recordation of the deed, special assessments and other costs of Closing shall be borne by Seller. The cost of recording the deed shall be borne by Purchaser, Each party shall be responsible for its own attorneys' fees.

7.5 Utilities. Seller shall be responsible for payment of all utility charges for the Premises up to and through Closing, and Purchaser shall be responsible for payment of all utility charges for the Premises after Closing. The parties shall cooperate in transferring the utilities to the name of Purchaser.

ARTICLE VIII — DEFAULT

8.1 Default. If Seller fails to perform in accordance with the terms of this Agreement, or if any representation or warranty made by Seller herein shall be untrue upon execution hereof or on the Closing Date, then Purchaser, in addition to all other remedies available to it at law or in equity, may rescind this Agreement and may receive back the Earnest Money paid by Purchaser under this Agreement. If Purchaser fails to perform its obligations hereunder, which failure continues for thirty (30) days after Purchaser's receipt of prior written notice of its default hereunder, and if such failure is not caused, in whole or in part, by the acts or omissions of Seller, then Seller, as its sole and exclusive remedy, either at law or in equity, may terminate this Agreement and pursue all remedies available to Seller at law or in equity.

ARTICLE IX is deleted.

Section 10.11 is deleted and the following substituted:

10.11 Survival. The representations, warranties and agreements set forth herein, other than the representations, warranties, covenants and agreements contained in Article IV of this Agreement, shall survive the Closing for a period of five (5) years.

The parties in all other respects affirm the Agreement. Dated this 29th day of November, 2010.

WebMediaBrands, Inc f/k/a Jupitermedia Corporation

SELLER

By:  /s/ Mitchell S. Eisenberg
Its Executive Vice President
General Counsel

Samaritan Ministries International

PURCHASER

By    Ted A. Pittenger
Its President